Exhibit 99.1

Genesys Industries Secures DTC Eligibility.

NEW YORK, NY – July 12th, 2017 (TheNewsWire) – Genesys Industries, Inc (OTCBB: GEIN) (OTCMKTS: GEIN) today announced that the company has secured DTC Eligibility by The Depository Trust Company for its common shares listed on the OTC Markets, effective July 12, 2017.

DTC-eligibility greatly simplifies the process of trading and exchanging Genesys Industries common stock with the stock symbol GEIN.  The Company is fully SEC Reporting and current. Management anticipates the combination of being sec reporting and now DTC Eligible, will increase the Company’s addressable universe of potential investors.

The Depository Trust Company (DTC) is a subsidiary of the Depository Trust & Clearing Corporation DTCC, and manages the electronic clearing and settlement of publicly traded companies. Securities that are eligible to be electronically cleared and settled through the DTC are considered "DTC eligible." This electronic method of clearing securities speeds up the receipt of stock and cash, and thus accelerates the settlement process for investors and greatly reduces transactional costs for participating stock brokerages.

Company Spokesperson, commented: "We are very pleased to have obtained DTC eligibility. This will greatly simplify the process of trading and exchanging our common stock GEIN. With DTC eligibility, it will be much easier for investors to be part of our growing Company."

About Genesys Industries

Genesys Industries is a diversified multi-industry advanced manufacturer of complex components and products. The company is a vertically integrated precision cnc manufacturing and fabrication company with core emphasis on product design, engineering and precision manufacturing of complex components and products. Some of the industries served include Aerospace, Automotive, Building Materials, Food Processing, Industrial, Maritime, Medical, Railroad, Oil and Gas, Packaging, Telecom, Textiles, Pulp Paper, Transportation and many more. Follow us on twitter @genesysind

Contact Information.

Investor Relations
Genesys Industries, Inc
Phone: 941-722-3600
ir@genesysindustries.com

www.genesysindustries.com

Safe Harbor Statement

This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. Statements contained in this press release regarding the company intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to, the risks and uncertainties discussed under the heading "Risk Factors" in the Company's Financial Reports. This press release does not form any part of a prospectus or offering. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.